As filed with the Securities and Exchange Commission on March 27, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ALLENA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	45-2729920
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One Newton Executive Park, Suite 202

Newton, Massachusetts 02462

(617) 467-4577

(Address of Principal Executive Offices)

Allena Pharmaceuticals, Inc. 2017 Stock Option and Incentive Plan

Allena Pharmaceuticals, Inc. 2017 Employee Stock Purchase Plan

(Full Title of the Plan)

Alexey Margolin

Chief Executive Officer

Allena Pharmaceuticals, Inc.

One Newton Executive Park, Suite 202

Newton, Massachusetts 02462

(617) 467-4577

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael H. Bison, Esq.

Daniel Lang, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(4)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share	827,786 shares(2)	$8.895	$7,363,156.47	$916.71
Common Stock, $0.001 par value per share	206,946 shares(3)	$8.895	$1,840,784.67	$229.18
Total	1,034,732 shares	$8.895	$9,203,941.14	$1,145.89

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock. Pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.
(2)	Represents an automatic increase to the number of shares issuable upon the exercise of outstanding stock options under the 2017 Stock Option and Incentive Plan (the “Plan”), effective January 1, 2018. Shares available for issuance under the Plan were previously registered on a registration statement on Form S-8 filed with the Securities and Exchange Commission on November 2, 2017 (Registration No. 333-221306).
(3)	Represents an automatic increase to the number of shares issuable upon the exercise of outstanding stock options under the 2017 Employee Stock Purchase Plan (the “ESPP”), effective January 1, 2018. Shares available for issuance under the ESPP were previously registered on a registration statement on Form S-8 filed with the Securities and Exchange Commission on November 2, 2017 (Registration No. 333-221306).
(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on $8.895, the average of the high and low sale prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on March 23, 2018.

Proposed sales to take place as soon after the effective date of the Registration Statement as awards are granted, exercised or distributed under the above-named plans.

EXPLANATORY NOTE

This Registration Statement on Form S-8 registers additional shares of Common Stock under the Registrant’s 2017 Stock Option and Incentive Plan (the “Plan”) and the Registrant’s 2017 Employee Stock Purchase Plan (the “ESPP”). The number of shares of Common Stock reserved and available for issuance under the Plan is subject to an automatic annual increase on each January 1, beginning in 2018, by an amount equal to four percent of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31 or such lesser number of shares of Common Stock as determined by the Administrator (as defined in the Plan). Accordingly, on January 1, 2018, the number of shares of Common Stock reserved and available for issuance under the Plan increased by 827,786 shares. The number of shares of Common Stock reserved and available for issuance under the ESPP is subject to an automatic annual increase on each January 1, beginning in 2018, by the lesser of 412,568 shares, one percent of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31 or such lesser number of shares of Common Stock as determined by the Administrator (as defined in the ESPP). Accordingly, on January 1, 2018, the number of shares of Common Stock reserved and available for issuance under the ESPP increased by 206,946 shares. This Registration Statement registers these additional 1,034,732 shares of Common Stock. The additional shares are of the same class as other securities relating to the Plans for which the Registrant’s Registration Statements filed on Form S-8 (Registration No. 333-221306) on November 2, 2017 is effective. The information contained in the Registrant’s registration statement on Form S-8 (Registration No. 333-221306) is hereby incorporated by reference pursuant to General Instruction E.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated November 6, 2017 (File No. 001-38268)).

4.3	Amended and Restated By-laws (Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K dated November 6, 2017 (File No. 001-38268).

4.4	Second Amended and Restated Investors’ Rights Agreement by and among the Registrant and certain of its stockholders, dated November 25, 2015 (Incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-220857)).

5.1*	Opinion of Goodwin Procter LLP.

23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

99.1	2017 Stock Option and Incentive Plan and forms of award agreements thereunder (Incorporated by reference to Exhibit 10.2 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-220857)).

99.2	2017 Employee Stock Purchase Plan (Incorporated by reference to Exhibit 10.3 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-220857)).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Newton, Commonwealth of Massachusetts, on the 27th day of March, 2018.

ALLENA PHARMACEUTICALS, INC.

By:	/s/ Alexey Margolin, Ph.D.
Alexey Margolin, Ph.D.
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints each of Alexey Margolin, Ph.D. and Edward Wholihan as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacities and on the date indicated.

Name	Title	Date

/s/ Alexey Margolin, Ph.D.	Chief Executive Officer and Director	March 27, 2018
Alexey Margolin, Ph.D.	(Principal Executive Officer)

/s/ Edward Wholihan	Chief Financial Officer	March 27, 2018
Edward Wholihan	(Principal Financial and Accounting Officer)

/s/ Axel Bolte	Director	March 27, 2018
Axel Bolte

/s/ Stephen Kraus	Director	March 27, 2018
Stephen Kraus

/s/ Gino Santini	Director	March 27, 2018
Gino Santini

/s/ Robert Tepper, M.D.	Director	March 27, 2018
Robert Tepper, M.D.

/s/ James N. Topper, M.D., Ph.D.	Director	March 27, 2018
James N. Topper, M.D., Ph.D.

/s/ Robert Alexander, Ph.D.	Director	March 27, 2018
Robert Alexander, Ph.D.